EXHIBIT 99.1

Vicinity Corporation Settles Lawsuit With Murex

SUNNYVALE, Calif., May 30  — Vicinity Corporation (Nasdaq: VCNT), the leading provider of Enterprise Location-Based Services, today announced it has settled its patent litigation with Murex Licensing Corporation, a Delaware corporation. Terms of the settlement were not disclosed. The settlement is not expected to have a material impact on the company’s ongoing financial results, and the litigation costs and payments for past royalties will be largely covered by the company’s insurance.

“We are pleased to have reached a settlement agreement that clarifies our ability to continue to offer location-based services on the Internet as well as wireless and speech platforms,” said Chuck Berger, president and CEO of Vicinity Corporation.

About Vicinity Corporation

Vicinity Corporation is a leading provider of Enterprise Location-Based Services to Global 2000 companies across Web, wireless and speech platforms. Backed by patented technology, Vicinity’s suite of services include the Vicinity Location Server(SM) along with a comprehensive portfolio of application services and application programming interfaces (APIs) that embed location intelligence deep within existing enterprise applications. Vicinity was established in 1995 and is headquartered in Sunnyvale, California.

NOTE: Vicinity(SM) and Vicinity Location Server(SM) are service marks of Vicinity Corporation. All other names or product names are trademarks or service marks of their respective companies.

This news release contains statements of a forward-looking nature relating to the future events or the future financial results of Vicinity Corporation. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider the various factors that could cause actual events or results to differ materially from those indicated from forward-looking statements. Including the matters set forth in Vicinity Corporation’s reports and documents filed from time to time with the Securities and Exchange Commission.